Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 28, 2021, with respect to the consolidated financial statements of Total Produce Plc and subsidiaries, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG

Dublin, Ireland

July 18, 2021